Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release April 30, 2025

TFS Financial Reports Second Quarter and 2025 Fiscal Year-To-Date Results
(Cleveland, OH - April 30, 2025) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company", "we", "our"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter and six months ended March 31, 2025.
“Our second quarter earnings reflect our ability to successfully operate in any economic climate,” said Chairman and CEO Marc A. Stefanski. “My optimism for this year continues to be reinforced by the success we have seen so far, and that our fiscal earnings to date this year are the best we’ve seen since 2021. Our net interest margin increased nearly 10 basis points to 1.75% and commitments to originate and acquire first mortgages and equity loans and lines of credit have increased 40% over last quarter. We continue to exceed the threshold to be considered well-capitalized, our Tier 1 leverage ratio at 10.92% improved by three basis points compared to last quarter.”
The Company reported net income of $21.0 million for the quarter ended March 31, 2025 following $22.4 million of net income for the quarter ended December 31, 2024. The change in net income,when comparing the two quarters, was mainly attributable to increases in the provision for credit losses and non-interest expense, partially offset by an increase in net interest income.
Net interest income increased $3.7 million, or 5.4%, to $72.0 million for the quarter ended March 31, 2025 from $68.3 million for the quarter ended December 31, 2024. The increase was primarily due to a 14 basis point decrease in the weighted average cost of interest-bearing liabilities. The interest rate spread for the quarter ended March 31, 2025 increased 11 basis points from the previous quarter, to 1.45%, and the net interest margin increased nine basis points during the quarter to 1.75%.
The Company recorded a provision for credit losses of $1.5 million for the quarter ended March 31, 2025 compared to a $1.5 million release of provision for the quarter ended December 31, 2024. The total allowance for credit losses increased $2.2 million during the quarter to $99.9 million, or 0.65% of total loans receivable, from $97.8 million, or 0.64% of total loans receivable, at December 31, 2024. The increase occurred mainly in the allowance for unfunded commitments, included in other liabilities, which increased $2.2 million, to $29.4 million at March 31, 2025, from $27.2 million at December 31, 2024. This increase was primarily due to a 40% increase in commitments to originate and acquire loans, including residential mortgage loans and equity loans and lines of credit. Net recoveries were $0.7 million for the quarter ended March 31, 2025 compared to $1.4 million for the previous quarter.
Total non-interest expense increased $3.2 million, or 6.7%, to $51.1 million for the quarter ended March 31, 2025 from $47.9 million for the quarter ended December 31, 2024. The change included increases of $1.1 million in salaries and employee benefits, $1.0 million in marketing services and $0.8 million in office property, equipment and software, primarily data processing expense. The increase in salaries and employee benefits was primarily the result of wage increases and an increase in staffing, after a period of natural attrition, and was partially offset by a decrease in group health insurance costs.
Total assets increased by $54.1 million to $17.11 billion at March 31, 2025 from $17.06 billion at December 31, 2024. The increase was mainly due to increases in investment securities available for sale and loans held for investment.
Investment securities available for sale increased $26.2 million, or 5%, to $533.9 million at March 31, 2025 from $507.7 million at December 31, 2024 primarily due to purchases exceeding cash flows from security repayments and maturities during the quarter.
Loans held for investment, net of allowance and deferred loan expenses, increased $17.2 million, or less than 1%, to $15.36 billion at March 31, 2025 from $15.34 billion at December 31, 2024. During the quarter ended March 31, 2025, the combined balances of home equity loans and lines of credit increased $193.7 million to $4.32 billion and residential core mortgage loans decreased $175.9 million to $10.99 billion. Repayments and sales of residential mortgage loans held for investment outpaced originations during the quarter ended March 31, 2025. Loans held for sale increased $5.0 million to $5.8 million at March 31, 2025, from $0.8 million at December 31, 2024, due to an increase in both loans committed to future delivery contracts with Fannie Mae and loans intended for future sale.
Deposits increased $190.4 million, or 2%, to $10.40 billion at March 31, 2025, compared to $10.21 billion at December 31, 2024, consisting of a $227.7 million increase in primarily retail certificates of deposit ("CDs") and decreases of $17.8 million in money market deposit accounts, $16.6 million in checking accounts, and $1.2 million in savings accounts. The increase in retail deposits was achieved through competitive rate and enhanced product offerings, supported by marketing efforts.

Borrowed funds decreased $69.0 million to $4.59 billion at March 31, 2025 from $4.66 billion at December 31, 2024, as maturing borrowings were replaced with retail deposits.
Borrowers' advances for insurance and taxes decreased by $39.7 million to $100.3 million at March 31, 2025 from
$140.0 million at December 31, 2024. This change primarily reflects the cyclical nature of real estate tax payments that were collected from borrowers and remitted to various taxing agencies.

Fiscal 2025 Year-To-Date
The Company reported net income of $43.4 million for the six months ended March 31, 2025, an increase of $2.0 million compared to net income of $41.4 million for the six months ended March 31, 2024. The change mainly consisted of an increase in non-interest income and a decrease in non-interest expense, partially offset by an increase in the provision for credit losses.
Net interest income decreased less than 1% to $140.4 million for the six months ended March 31, 2025 compared to $140.5 million for the six months ended March 31, 2024. The interest rate spread was 1.39% for the six months ended March 31, 2025, a one basis point decrease from 1.40% for the six months ended March 31, 2024. The net interest margin was 1.70% for both the six months ended March 31, 2025 and March 31, 2024.
During the six months ended March 31, 2025, there was no provision for credit losses, as provisions recorded during the period were offset by releases of provision. Comparatively, there was a $2.0 million release of provision for the six months ended March 31, 2024. Net loan recoveries totaled $2.1 million for the six months ended March 31, 2025 and $2.3 million for the same period in the prior year.
The total allowance for credit losses at March 31, 2025 was $99.9 million, or 0.65% of total loans receivable, compared to $97.8 million, or 0.64% of total loans receivable, at September 30, 2024. The $2.1 million increase was primarily related to an increase in the equity lines of credit portfolio and undrawn balances, as well as an increase in commitments to originate and acquire loans, including residential mortgage loans and equity loans and lines of credit. The allowance for credit losses included $29.4 million and $27.8 million in liabilities for unfunded commitments at March 31, 2025 and September 30, 2024, respectively. Total loan delinquencies decreased to $31.6 million, or 0.20% of total loans receivable, at March 31, 2025 from $31.9 million, or 0.21% of total loans receivable, at September 30, 2024. Non-accrual loans totaled $37.0 million, or 0.24% of total loans receivable, at March 31, 2025, compared to $33.6 million, or 0.22% of total loans receivable, at September 30, 2024.
Total non-interest income increased $1.6 million, or 13.3%, to $13.6 million for the six months ended March 31, 2025, from $12.0 million for the six months ended March 31, 2024, primarily due to a $1.4 million increase in net gain on the sale of loans.
Total non-interest expense decreased $3.5 million, or 3.4%, to $99.0 million for the six months ended March 31, 2025, from $102.5 million for the six months ended March 31, 2024. The change included decreases of $0.3 million in salaries and employee benefits, $1.2 million in marketing costs, $0.5 million in federal ("FDIC") insurance premiums and $1.5 million in other expenses. The decrease in other expenses was mainly due to an $0.8 million positive change in net periodic benefit, the result of actuarial calculations on the defined benefit plan, and a $0.7 million decrease in appraisal and other third party costs related to home equity line of credit originations.
Total assets increased by $20.9 million, or less than 1%, to $17.11 billion at March 31, 2025 from $17.09 billion at September 30, 2024. The increase was mainly the result of an increase in loans held for investment partially offset by a decrease in loans held for sale.
Loans held for investment, net of allowance and deferred loan expenses, increased $38.1 million, or less than 1%, to $15.36 billion at March 31, 2025 from $15.32 billion at September 30, 2024. Home equity loans and lines of credit increased $430.0 million to $4.32 billion and the residential core mortgage loan portfolio decreased $390.3 million to $10.99 billion. The decrease in residential mortgage loans included $157.5 million of loans sold or committed for sale. Loans held for sale decreased $12.0 million to $5.8 million at March 31, 2025, from $17.8 million at September 30, 2024, due to a decrease in both loans committed to future delivery contracts with Fannie Mae and loans intended for future sale. Loans originated and acquired during the six months ended March 31, 2025 included $376.0 million of residential mortgage loans and $1.20 billion of equity loans and lines of credit compared to $408.8 million of residential mortgage loans and $915.4 million of equity loans and lines of credit originated or acquired during the six months ended March 31, 2024. The volume of mortgage loan originations remains low overall due to a relatively high interest rate environment, resulting in minimal refinance activity. New mortgage loans included 87% purchases and 12% adjustable rate loans during the six months ended March 31, 2025.

Deposits increased $202.6 million, or 2%, to $10.40 billion at March 31, 2025 from $10.20 billion at September 30, 2024. The increase was the result of a $230.1 million increase in primarily retail certificates of deposit and a $12.1 million increase in savings accounts, partially offset by a $2.4 million decrease in checking accounts and a $33.3 million decrease in money market deposit accounts. There was $1.03 billion in brokered deposits at March 31, 2025 compared to $1.22 billion at September 30, 2024. The increase in retail deposits was achieved through competitive rate and enhanced product offerings, supported by marketing efforts.
Borrowed funds decreased $205.5 million, or 4%, to $4.59 billion at March 31, 2025 from $4.79 billion at September 30, 2024. The decrease was primarily due to a decrease in maturing term advances, and to a lesser extent, advances aligned with interest rate swap contracts, partially offset by an increase in overnight advances. The total balance of borrowed funds at March 31, 2025, all from the FHLB, included $139.0 million of overnight advances, $1.56 billion of term advances with a weighted average maturity of approximately 1.8 years, and $2.88 billion of term advances aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 2.9 years. Additional borrowing capacity at the FHLB was $2.10 billion at March 31, 2025.
Total shareholders' equity increased $34.0 million, or 2%, to $1.90 billion at March 31, 2025 from $1.86 billion at September 30, 2024. Activity reflects $43.4 million of net income, dividends paid of $29.7 million, a $16.4 million net increase in accumulated other comprehensive income and net positive adjustments of $3.9 million related to our stock compensation and employee stock ownership plans. The change in accumulated other comprehensive income was primarily due to a net increase in unrealized gains on swap contracts. There were no stock repurchases during the six months ended March 31, 2025. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased, with 5,191,951 shares authorized for repurchase at March 31, 2025.
The Company declared and paid a quarterly dividend of $0.2825 per share during each of the first two fiscal quarters of 2025. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 9, 2024 member vote and subsequent non-objection, the MHC has the approval to waive receipt of up to $1.13 per share of possible dividends to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 9, 2025), including a total of up to $0.2825 remaining. The MHC has conducted the member vote to approve the dividend waiver each of the past eleven years under Federal Reserve regulations and for each of those eleven years, approximately 97% of the votes cast were in favor of the waiver.
The Company operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At March 31, 2025 all of the Company's capital ratios exceed the amounts required for the Company to be considered "well capitalized" for regulatory capital purposes. The Company's Tier 1 leverage ratio was 10.92%, its Common Equity Tier 1 and Tier 1 ratios were each 18.18% and its total capital ratio was 19.04%.
Presentation slides as of March 31, 2025 will be available on the Company's website, thirdfederal.com, under the Investor Relations link under the "Latest Presentation" heading, beginning May 1, 2025. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security while creating value for our customers, communities, associates and shareholders. It became part of a public company in 2007 and celebrated its 85th anniversary in May 2023. Third Federal, which lends in 27 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, two lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of March 31, 2025, the Company’s assets totaled $17.11 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits, including repayment speeds on loans;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, regulatory risk and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the FASB or the PCAOB;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury, the Federal Reserve System, Fannie Mae, the OCC, FDIC, and others, and the effects of tariffs;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●	changes in our organization and changes in expense trends, including but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses;
●	the inability of third-party providers to perform their obligations to us;
●	changes in liquidity, including the size and composition of our deposit portfolio, and the percentage of uninsured deposits in the portfolio;
●	the effects of global or national war, conflict or acts of terrorism;
●	our ability to retain key employees;
●	civil unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of a wide-spread pandemic, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	March 31, 2025	December 31, 2024	September 30, 2024
ASSETS
Cash and due from banks	$36,429	$32,582	$26,287
Other interest-earning cash equivalents	427,154	433,349	437,431
Cash and cash equivalents	463,583	465,931	463,718
Investment securities available for sale	533,923	507,710	526,251
Mortgage loans held for sale	5,803	829	17,775
Loans held for investment, net:
Mortgage loans	15,356,569	15,340,842	15,321,400
Other loans	6,992	6,746	5,705
Deferred loan expenses, net	67,128	65,880	64,956
Allowance for credit losses on loans	(70,546)	(70,559)	(70,002)
Loans, net	15,360,143	15,342,909	15,322,059
Mortgage loan servicing rights, net	7,833	7,721	7,627
Federal Home Loan Bank stock, at cost	219,231	223,972	228,494
Real estate owned, net	—	—	174
Premises, equipment, and software, net	38,500	32,693	33,187
Accrued interest receivable	58,050	57,521	59,398
Bank owned life insurance contracts	320,728	320,032	317,977
Other assets	103,926	98,268	114,125
TOTAL ASSETS	$17,111,720	$17,057,586	$17,090,785
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$10,397,645	$10,207,257	$10,195,079
Borrowed funds	4,587,327	4,656,323	4,792,847
Borrowers’ advances for insurance and taxes	100,263	140,011	113,637
Principal, interest, and related escrow owed on loans serviced	27,249	39,418	28,753
Accrued expenses and other liabilities	102,579	100,300	97,845
Total liabilities	15,215,063	15,143,309	15,228,161
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323	3,323
Paid-in capital	1,755,054	1,754,241	1,754,365
Treasury stock, at cost	(771,123)	(771,572)	(772,195)
Unallocated ESOP shares	(20,584)	(21,667)	(22,750)
Retained earnings—substantially restricted	929,195	923,139	915,489
Accumulated other comprehensive income	792	26,813	(15,608)
Total shareholders’ equity	1,896,657	1,914,277	1,862,624
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,111,720	$17,057,586	$17,090,785

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$171,506	$172,152	$172,412	$166,268	$162,970
Investment securities available for sale	4,755	4,455	4,694	4,663	4,476
Other interest and dividend earning assets	9,691	10,161	11,410	13,975	16,047
Total interest and dividend income	185,952	186,768	188,516	184,906	183,493
INTEREST EXPENSE:
Deposits	75,379	77,942	80,196	75,521	72,685
Borrowed funds	38,524	40,498	39,605	40,112	39,430
Total interest expense	113,903	118,440	119,801	115,633	112,115
NET INTEREST INCOME	72,049	68,328	68,715	69,273	71,378
PROVISION (RELEASE) FOR CREDIT LOSSES	1,500	(1,500)	1,000	(500)	(1,000)
NET INTEREST INCOME AFTER PROVISION (RELEASE) FOR CREDIT LOSSES	70,549	69,828	67,715	69,773	72,378
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,221	2,224	2,379	2,097	1,845
Net gain (loss) on the sale of loans	1,187	1,115	1,101	723	442
Increase in and death benefits from bank owned life insurance contracts	2,680	2,682	2,361	2,254	2,193
Other	980	482	579	1,171	1,242
Total non-interest income	7,068	6,503	6,420	6,245	5,722
NON-INTEREST EXPENSE:
Salaries and employee benefits	27,666	26,606	26,320	26,845	27,501
Marketing services	4,632	3,654	5,334	4,867	5,099
Office property, equipment and software	7,617	6,844	7,158	7,008	7,303
Federal insurance premium and assessments	3,673	3,585	3,522	3,258	4,013
State franchise tax	1,199	1,047	1,086	1,244	1,238
Other expenses	6,301	6,205	7,664	7,566	7,044
Total non-interest expense	51,088	47,941	51,084	50,788	52,198
INCOME BEFORE INCOME TAXES	26,529	28,390	23,051	25,230	25,902
INCOME TAX EXPENSE	5,508	5,964	4,836	5,277	5,189
NET INCOME	$21,021	$22,426	$18,215	$19,953	$20,713
Earnings per share - basic and diluted	$0.07	$0.08	$0.06	$0.07	$0.07
Weighted average shares outstanding
Basic	278,729,388	278,538,110	278,399,318	278,291,376	278,183,041
Diluted	279,719,382	279,578,652	279,404,704	279,221,360	279,046,837

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Six Months Ended
	March 31,
	2025	2024
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$343,658	$325,005
Investment securities available for sale	9,210	8,871
Other interest and dividend earning assets	19,852	26,776
Total interest and dividend income	372,720	360,652
INTEREST EXPENSE:
Deposits	153,321	137,011
Borrowed funds	79,022	83,171
Total interest expense	232,343	220,182
NET INTEREST INCOME	140,377	140,470
PROVISION (RELEASE) FOR CREDIT LOSSES	—	(2,000)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	140,377	142,470
NON-INTEREST INCOME:
Fees and service charges, net of amortization	4,445	3,593
Net gain on the sale of loans	2,302	923
Increase in and death benefits from bank owned life insurance contracts	5,362	5,384
Other	1,462	2,137
Total non-interest income	13,571	12,037
NON-INTEREST EXPENSE:
Salaries and employee benefits	54,272	54,617
Marketing services	8,286	9,530
Office property, equipment and software	14,461	14,148
Federal insurance premium and assessments	7,258	7,791
State franchise tax	2,246	2,414
Other expenses	12,506	13,975
Total non-interest expense	99,029	102,475
INCOME BEFORE INCOME TAXES	54,919	52,032
INCOME TAX EXPENSE	11,472	10,612
NET INCOME	$43,447	$41,420
Earnings per share
Basic	$0.15	$0.15
Diluted	$0.15	$0.15
Weighted average shares outstanding
Basic	278,632,698	278,011,351
Diluted	279,644,307	279,019,468

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$416,911	$4,578	4.39%	$424,111	$4,949	4.67%	$720,657	$9,919	5.51%
Investment securities	54,105	552	4.08%	60,183	674	4.48%	72,091	907	5.03%
Mortgage-backed securities	466,617	4,203	3.60%	454,332	3,781	3.33%	448,653	3,569	3.18%
Loans (2)	15,351,040	171,506	4.47%	15,326,120	172,152	4.49%	15,163,185	162,970	4.30%
Federal Home Loan Bank stock	219,813	5,113	9.30%	225,977	5,212	9.23%	244,560	6,128	10.02%
Total interest-earning assets	16,508,486	185,952	4.51%	16,490,723	186,768	4.53%	16,649,146	183,493	4.41%
Noninterest-earning assets	534,285			524,634			505,145
Total assets	$17,042,771			$17,015,357			$17,154,291
Interest-bearing liabilities:
Checking accounts	$822,059	89	0.04%	$826,383	90	0.04%	$887,584	98	0.04%
Savings accounts	1,219,188	2,722	0.89%	1,289,788	3,353	1.04%	1,561,331	5,598	1.43%
Certificates of deposit	8,292,210	72,568	3.50%	8,058,740	74,499	3.70%	7,548,314	66,989	3.55%
Borrowed funds	4,542,318	38,524	3.39%	4,653,328	40,498	3.48%	5,033,253	39,430	3.13%
Total interest-bearing liabilities	14,875,775	113,903	3.06%	14,828,239	118,440	3.19%	15,030,482	112,115	2.98%
Noninterest-bearing liabilities	235,601			271,640			212,206
Total liabilities	15,111,376			15,099,879			15,242,688
Shareholders’ equity	1,931,395			1,915,478			1,911,603
Total liabilities and shareholders’ equity	$17,042,771			$17,015,357			$17,154,291
Net interest income		$72,049			$68,328			$71,378
Interest rate spread (1)(3)			1.45%			1.34%			1.43%
Net interest-earning assets (4)	$1,632,711			$1,662,484			$1,618,664
Net interest margin (1)(5)		1.75%			1.66%			1.71%
Average interest-earning assets to average interest-bearing liabilities	110.98%			111.21%			110.77%
Selected performance ratios:
Return on average assets (1)		0.49%			0.53%			0.48%
Return on average equity (1)		4.35%			4.68%			4.33%
Average equity to average assets		11.33%			11.26%			11.14%
(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Six Months Ended			Six Months Ended
	March 31, 2025			March 31, 2024
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$420,511	$9,527	4.53%	$559,581	$15,043	5.38%
Investment securities	57,144	1,226	4.29%	68,435	1,757	5.13%
Mortgage-backed securities	460,475	7,984	3.47%	446,532	7,114	3.19%
Loans (2)	15,338,580	343,658	4.48%	15,197,767	325,005	4.28%
Federal Home Loan Bank stock	222,895	10,325	9.26%	257,550	11,733	9.11%
Total interest-earning assets	16,499,605	372,720	4.52%	16,529,865	360,652	4.36%
Noninterest-earning assets	529,459			529,303
Total assets	$17,029,064			$17,059,168
Interest-bearing liabilities:
Checking accounts	$824,221	179	0.04%	$912,701	216	0.05%
Savings accounts	1,254,488	6,075	0.97%	1,641,398	12,510	1.52%
Certificates of deposit	8,175,475	147,067	3.60%	7,197,898	124,285	3.45%
Borrowed funds	4,597,823	79,022	3.44%	5,130,746	83,171	3.24%
Total interest-bearing liabilities	14,852,007	232,343	3.13%	14,882,743	220,182	2.96%
Noninterest-bearing liabilities	253,621			245,503
Total liabilities	15,105,628			15,128,246
Shareholders’ equity	1,923,436			1,930,922
Total liabilities and shareholders’ equity	$17,029,064			$17,059,168
Net interest income		$140,377			$140,470
Interest rate spread (1)(3)			1.39%			1.40%
Net interest-earning assets (4)	$1,647,598			$1,647,122
Net interest margin (1)(5)		1.70%			1.70%
Average interest-earning assets to average interest-bearing liabilities	111.09%			111.07%
Selected performance ratios:
Return on average assets (1)		0.51%			0.49%
Return on average equity (1)		4.52%			4.29%
Average equity to average assets		11.30%			11.32%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.